Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-284048) of our report dated April 1, 2024, with respect to the consolidated financial statements of Focus Universal Inc. (the “Company”) for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weinberg & Company, P.A

Los Angeles, California

January 6, 2025